AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 2017

REGISTRATION NO. 333-217273

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENTERCOM COMMUNICATIONS CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	4832	23-1701044
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

401 E. City Avenue, Suite 809

Bala Cynwyd, Pennsylvania

(610) 660-5610

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew P. Sutor, IV

Entercom Communications Corp.

401 E. City Avenue, Suite 809

Bala Cynwyd, PA

(610) 660-5610

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Zachary A. Judd Roderick O. Branch Mark D. Gerstein Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, IL 60611 (312) 876-7700 (Telephone)	Andrew P. Sutor, IV Entercom Communications Corp. 401 E. City Avenue, Suite 809 Bala Cynwyd, PA 19004 610-660-5610 (Telephone)	Lawrence P. Tu CBS Corporation 51 West 52nd Street New York, NY 10019 (212) 975-4321 (Telephone)	David E. Shapiro Marshall P. Shaffer Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000 (Telephone)

Approximate date of commencement of proposed sale of the securities to the public: As soon as possible following the effective date of the registration statement and satisfaction or waiver of all other conditions to the consummation of the exchange offer.

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A common stock, par value $0.01 per share	101,407,494	$13.500	$1,369,001,169.00	$158,667.24

(1)	Represents an estimate of the maximum number of shares of Entercom Communications Corp. Class A common stock, par value $0.01 per share, estimated to be issuable upon completion of the transactions contemplated by the Agreement and Plan of Merger by and among CBS Corporation, CBS Radio Inc., Entercom Communications Corp. and Constitution Merger Sub Corp. dated as of February 2, 2017, as described in this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of Entercom Communications Corp. common stock as may be issuable as a result of stock splits, stock dividends or the like.
(2)	Calculated pursuant to Rule 457(c) and Rule 457(f) under the Securities Act of 1933, as amended, based on the average of the high and low prices of shares of Class A common stock of Entercom Communications Corp., into which shares of common stock of CBS Radio Inc. will be converted, as reported on the New York Stock Exchange on April 10, 2017. The filing fee was previously paid in connection with the initial filing of this registration statement on April 12, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Entercom Communications Corp., a Pennsylvania corporation (“Entercom”), is filing this Amendment No. 5 (the “Amendment”) to its Registration Statement on Form S-4 (File No. 333-217273) as an exhibits only filing to file various exhibits attached hereto. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Entercom is incorporated in Pennsylvania. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988 (the “PBCL”) provide that a business corporation may indemnify directors and officers against liabilities and expenses they may incur as such in connection with any threatened, pending or completed civil, administrative or investigative proceeding, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL provides that a business corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the PBCL provides that the indemnification provisions above are not exclusive of the right to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a representative of another corporation or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Chapter 17, Subchapter D of the PBCL.

Section 1713 of the PBCL permits the shareholders of a business corporation to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. This section also provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or of responsibility under a criminal statute.

Entercom’s Amended and Restated Articles of Incorporation, as further amended, provide that Entercom shall indemnify any officer or director who was, is, or is threatened to be made a party to a proceeding by reason of the fact that he or she is or was an officer or director of Entercom, to the fullest extent permitted under the PBCL.

The Amended and Restated Bylaws of Entercom provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. The Bylaws of Entercom authorize Entercom to take steps to ensure that all persons entitled to indemnification are properly indemnified, including, if the Board of Directors of Entercom so determines, purchasing and maintaining insurance.

Item 21. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Exhibit Index.

(b)	Financial Statement Schedules.

The Financial Statement schedule, “Valuation and Qualifying Accounts,” is included as part of this registration statement immediately following the signature page.

(c)	Reports, Opinions and Appraisals.

None.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that, for purposes of determining any liability under the Securities Act of 1933, each filing of Entercom Communication Corp.’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)

that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)	that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(9)	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
2.1+	Agreement and Plan of Merger, dated as of February 2, 2017, by and among CBS Corporation, CBS Radio Inc., Entercom Communications Corp. and Constitution Merger Sub Corp. (incorporated by reference to Exhibit 2.1 of Entercom’s Current Report on Form 8-K filed on February 3, 2017)

2.2+	Amendment No. 1, dated as of July 10, 2017, to the Agreement and Plan of Merger, dated as of February 2, 2017, by and among CBS Corporation, CBS Radio Inc., Entercom Communications Corp. and Constitution Merger Sub Corp. (incorporated by reference to Exhibit 2.1 of Entercom’s Current Report on Form 8-K filed on July 10, 2017)

2.3+	Amendment No. 2, dated as of September 13, 2017, to the Agreement and Plan of Merger, dated as of February 2, 2017, by and among CBS Corporation, CBS Radio Inc., Entercom Communications Corp. and Constitution Merger Sub Corp. (incorporated by reference to Exhibit 2.1 of Entercom’s Current Report on Form 8-K filed on September 13, 2017)

2.4+	Master Separation Agreement, dated as of February 2, 2017, by and between CBS Corporation and CBS Radio Inc. (incorporated by reference to Exhibit A to Exhibit 2.1 to Entercom’s Current Report on Form 8-K filed on February 3, 2017)

3.1+	Amended and Restated Articles of Incorporation of Entercom Communications Corp. (incorporated by reference to Exhibit 3.01 to Entercom’s Amendment to Registration Statement on Form S-1, as filed on January 27, 1999 (File No. 333-61381))

3.2+	Articles of Amendment to the Articles of Incorporation of Entercom Communications Corp. (incorporated by reference to Exhibit 3.1 of Entercom’s Current Report on Form 8-K as filed on December 21, 2007)

3.3+	Articles of Amendment to the Articles of Incorporation of Entercom Communications Corp. (incorporated by reference to Exhibit 3.02 to Entercom’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, as filed on August 5, 2009)

3.4+	Amended and Restated Bylaws of Entercom Communications Corp. (incorporated by reference to Exhibit 3.1 to Entercom’s Current Report on Form 8-K filed on February 21, 2008)

3.5+	Amendment to Amended and Restated Bylaws of Entercom Communications Corp. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on February 3, 2017)

4.1**	Specimen Common Stock Certificate of Entercom Communications Corp.

4.2**	Indenture for Senior Notes, dated as of October 17, 2016, by and among CBS Radio, the guarantors named therein, and Deutsche Bank Trust Company Americas, as trustee

5.1	Opinion of Drinker Biddle & Reath LLP as to the shares of common stock to be issued by Entercom Communications Corp.

8.1	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters

8.2	Opinion of Latham & Watkins LLP as to certain tax matters

10.1+	Form of Transition Services Agreement, by and between CBS Corporation and Entercom Communications Corp. (incorporated by reference to Exhibit E to Exhibit 2.1 of Entercom’s Current Report on Form 8-K filed on February 3, 2017)

10.2+	Form of Joint Digital Services Agreement, by and between CBS Corporation and Entercom Communications Corp. (incorporated by reference to Exhibit C to Exhibit 2.1 of Entercom’s Current Report on Form 8-K filed on February 3, 2017)

10.3+	Form of CBS Brands License Agreement, by and between CBS Broadcasting Inc. and CBS Radio Inc. (incorporated by reference to Exhibit B-1 to Exhibit 2.1 of Entercom’s Current Report on Form 8-K filed on February 3, 2017)

10.4+	Form of CBS Brands License Agreement, by and among CBS Broadcasting Inc. and CBS Mass Media Corporation, CBS Radio Inc. and Certain Subsidiaries of CBS Radio Inc. (incorporated by reference to Exhibit B-2 to Exhibit 2.1 of Entercom’s Current Report on Form 8-K filed on February 3, 2017)

10.5+	Form of CBS Brands License Agreement, by and among CBS Broadcasting Inc., CSTV Networks, Inc. d/b/a CBS Sports Network, CBS Sports Radio Network Inc. and CBS Radio Inc. (incorporated by reference to Exhibit B-3 to Exhibit 2.1 of Entercom’s Current Report on Form 8-K filed on February 3, 2017)

10.6+	Voting Agreement, dated as of February 2, 2017, by and among Entercom Communications Corp. and the shareholders of Entercom Communications Corp. included therein. (incorporated by reference to Exhibit I to Exhibit 2.1 of Entercom’s Current Report on Form 8-K filed on February 3, 2017)

10.7**	Advertising Side Letter Agreement, dated as of February 2, 2017, by and among CBS Corporation and Entercom Communications Corp.

10.8+	Field Family Side Letter Agreement, dated as of February 2, 2017, by and among Entercom Communications Corp. and the shareholders of Entercom Communications Corp. included therein (incorporated by reference to Exhibit H to Exhibit 2.1 of Entercom’s Current Report on Form 8-K filed on February 3, 2017)

10.9**	Credit Agreement, dated as of October 17, 2016, by and among CBS Radio Inc., the guarantors named therein, the lenders and L/C issuers named therein, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent

10.10**	Amendment No. 1, dated as of March 3, 2017, to the Credit Agreement, dated as of October 17, 2016, by and among CBS Radio Inc., the guarantors named therein, the lenders and L/C issuers named therein, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent

10.11+	Form of Tax Matters Agreement, by and among CBS Corporation, CBS Radio Inc. and Entercom Communications Corp. (incorporated by reference to Exhibit D to Exhibit 2.2 of Entercom’s Current Report on Form 8-K filed on February 3, 2017)

21.1+	Subsidiaries of Entercom Communications Corp. (incorporated by reference to Exhibit 21.01 to Entercom’s Annual Report on Form 10-K as filed on February 28, 2017)

23.1**	Consent of PricewaterhouseCoopers LLP relating to CBS Radio Inc.

23.2**	Consent of PricewaterhouseCoopers LLP relating to CBS Corporation

23.3**	Consent of PricewaterhouseCoopers LLP relating to Entercom Communications Corp.

23.4	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1)

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1)

23.6	Consent of Latham & Watkins LLP (included in Exhibit 8.2)

23.7**	Consent of Morgan Stanley & Co. LLC

23.8**	Consent of Centerview Partners LLC

24.1**	Power of Attorney

24.2**	Power of Attorney of Richard J. Schmaeling

99.1	Form of Letter of Transmittal and Instructions for Letter of Transmittal

99.3	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.5	Form of Notice of Guaranteed Delivery for CBS Class B Common Stock

99.6	Form of Notice of Withdrawal of CBS Class B Common Stock

99.7	Form of Letter to CBS 401(k) Plan Participants

99.8	Form of Letter to CBS Radio 401(k) Plan Participants

99.9	Form of Notice of Conditional Exercise

99.10**	Consent of Leslie Moonves with respect to the registration statement on Form S-4 of Entercom Communications Corp.

99.11**	Consent of Joseph R. Ianniello with respect to the registration statement on Form S-4 of Entercom Communications Corp.

99.13**	Consent of Sean Creamer with respect to the registration statement on Form S-4 of Entercom Communications Corp.

99.14**	Consent of Stefan M. Selig with respect to the registration statement on Form S-4 of Entercom Communications Corp.

*	To be filed in an amendment.
**	Previously filed.
+	Incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bala Cynwyd, Commonwealth of Pennsylvania, on October 16, 2017.

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ DAVID J. FIELD
David J. Field President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANDREW P. SUTOR, IV (attorney-in-fact) Joseph M. Field	Chairman and Director	October 16, 2017

/s/ DAVID J. FIELD David J. Field	President, Chief Executive Officer and Director (Principal Executive Officer)	October 16, 2017

/s/ RICHARD J. SCHMAELING Richard J. Schmaeling	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 16, 2017

/s/ EUGENE D. LEVIN Eugene D. Levin	Vice President, Treasurer and Controller (Principal Accounting Officer)	October 16, 2017

/s/ ANDREW P. SUTOR, IV (attorney-in-fact) David J. Berkman	Director	October 16, 2017

/s/ ANDREW P. SUTOR, IV (attorney-in-fact) Joel Hollander	Director	October 16, 2017

/s/ ANDREW P. SUTOR, IV (attorney-in-fact) Mark R. LaNeve	Director	October 16, 2017

/s/ ANDREW P. SUTOR, IV (attorney-in-fact) David Levy	Director	October 16, 2017